EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Provides Update on NMP66 Program for Breast Cancer Detection and NMP22 Sales

Newton, Mass. (December 23, 2004) – Matritech, Inc. (AMEX: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today provided an update on its NMP66™ development program for breast cancer detection. At the December San Antonio Breast Cancer Symposium, Matritech’s clinical advisory board met to review recent data on NMP66 and provide counsel on the best ways to move forward with the clinical testing of the product.

Since presenting data at the 4th Annual European Conference: Perspectives in Breast Cancer in Madrid, Spain in September, Matritech’s scientists have continued to refine methods for detecting the NMP66 complex in the blood of women with breast cancer. Recent testing of 20 additional samples has been conducted using both immunoassay and reverse transcriptase polymerase chain reaction (RT-PCR) methods. The RT-PCR assay first reported in Madrid is designed to measure a unique RNA sequence associated with the NMP66 complex. The results from the 20 samples further validated the RT-PCR method, detecting 7 out of 8 cancers in the group. Additional studies with more samples are scheduled for the first quarter of 2005.

“Recent technical improvements to Matritech’s NMP66 test for breast cancer have resulted in improved analytical performance, reconfirming that the NMP66 complex can be detected and quantified in patient blood. Testing of substantially larger numbers of blood specimens is scheduled for early 2005 and we expect to review the outcome with our clinical advisory board in the first quarter,” said Stephen D. Chubb, Chairman and Chief Executive Officer of Matritech, Inc.

Matritech also commented that it expects the fourth quarter 2004 sales growth of its NMP22® products, the NMP22 Test Kit and the NMP22 BladderChek® Test, to be in line with the year-over-year growth that the Company has achieved throughout 2004. David Corbet, Matritech’s President, commented, “Our sales force continues to be successful in converting urologists to NMP22 BladderChek Test use and, just as importantly, we’re pleased with our reorder rates which continue to grow. In the last two months, repeat orders for NMP22 BladderChek Test have accounted for more than 60% of our NMP22 BladderChek Test business in the United States. Product sales for 2005 should continue to reflect the product’s growing market penetration, and we expect that the sales growth of NMP22 BladderChek Tests in 2005 will exceed the sales growth of NMP22 BladderChek Tests achieved in 2004.”

About NMP66™ Proteins:
Using a research mass spectrometer, Matritech scientists discovered the existence of certain proteins (“NMP66™”) in the blood of breast cancer patients and not detectable in the blood of women without known breast malignancy. The Company’s scientists have been developing clinical formats for the detection of NMP66 in blood to enable physicians to more effectively manage women with or at a risk for breast cancer.

About Breast Cancer:
Breast cancer is the most common cancer among women, other than skin cancer. It is the second leading cause of cancer death in women, after lung cancer. According to the American Cancer Society, about 215,990 women in the United States will be found to have invasive breast cancer in 2004. About 40,110 women will die from the disease this year. Right now there are slightly over 2 million women living in the U.S. who have been treated for breast cancer.

About Matritech
Matritech is using its patented nuclear matrix protein (NMP) technology to develop diagnostics for the detection of major cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for both the monitoring and diagnosis of bladder cancer. The NMP22 products are based on Matritech’s proprietary NMP technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids or cells to the presence of cancer. The Company has discovered other proteins associated with breast, cervical, prostate, and colon cancer and is, with its own research staff and through strategic alliances, in various stages of research and development currently targeted to applications for breast, cervical, and prostate cancer.

Statement Under the Private Securities Litigation Reform Act
Any forward-looking statements in this release, including those related to the Company’s expectations regarding its current and future products, the prospects for developing and commercializing a blood-based breast cancer detection test, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales, including projections of sales growth, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to technical obstacles encountered by the Company or its partners in completing development of new products, reproducibility of research results in clinical trials, delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, maintenance of key vendor and partner relationships, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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